                                                                Exhibit 23(h)(3)


                            TRANSFER AGENCY AGREEMENT


         This Agreement is made as of March 23, 1999, between The Coventry Group (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and United States Trust Company of Boston, a Massachusetts chartered banking and trust company ("USTB").

         WHEREAS, the Trust desires that USTB perform certain services for those series of the Trust set forth in the Schedule A attached hereto, as such Schedule may be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, USTB is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         Section 1. SERVICES. USTB shall perform for the Trust the transfer agent services set forth in Schedule B hereto.

                  USTB also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. USTB shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

                  USTB may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of USTB and not the agent of the Trust or such Fund, and that USTB shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         Section 2. FEES. The Trust shall pay USTB for the services to be provided by USTB under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by USTB pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule C is proposed.

         Section 3. REIMBURSEMENT OF EXPENSES. In addition to paying USTB the fees described in Section 2 hereof, the Trust agrees to reimburse USTB for USTB' out-of-pocket expenses in providing services hereunder, including without limitation the following:

         A. All freight and other delivery and bonding charges incurred by USTB in delivering materials to and from the Trust and in delivering all materials to shareholders;

         B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by USTB in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for USTB to perform the services to be provided hereunder;

         C. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by USTB for the performance of the services to be provided hereunder;

         D. The cost of microfilm or microfiche of records or other materials; and

         E. Any expenses USTB shall incur at the written direction of an officer of the Trust thereunto duly authorized by the Trust's Board of Trustees.

         SECTION 4. EFFECTIVE DATE. This Agreement shall become effective as of the date first written above (the "Effective Date").

         SECTION 5. TERM. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until June 1, 2001. Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as USTB, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due USTB and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. USTB shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of USTB' reasonable cash disbursements for services in connection with USTB' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment advisers and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that USTB may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, USTB, for a reasonable fee, will provide the Trust with reasonable access to such copies. Further, this Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 60 days' notice by the Trust's Board of Trustees or by USTB.

                   For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
(c) financial difficulties on the part
of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties as contemplated herein of the party to be terminated.

         Section 6. UNCONTROLLABLE EVENTS. USTB assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         Section 7. LEGAL ADVICE. USTB shall notify the Trust at any time USTB believes that it is in need of the advice of counsel (other than counsel in the regular employ of USTB or any affiliated companies) with regard to USTB' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, USTB, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving USTB' willful misfeasance, bad faith, negligence or reckless disregard with respect to USTB' responsibilities and duties hereunder and USTB shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         Section 8. INSTRUCTIONS. Whenever USTB is requested or authorized to take action hereunder pursuant to instructions from a shareholder or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, USTB shall be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing, by electronic or telephone transmission, believed by USTB to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                  As to the services to be provided hereunder, USTB may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless USTB receives written instructions to the contrary in a timely manner from the Trust.

         Section 9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. USTB shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by USTB in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless USTB, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to USTB' actions taken or non actions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to USTB by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of USTB in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, USTB shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of USTB.

         SECTION 10. RECORD RETENTION AND CONFIDENTIALITY. USTB shall keep and maintain on behalf of the Trust all books and records which the Trust or USTB is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act") relating to the maintenance of books and records in connection with the services to be provided hereunder. USTB further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder, or shareholder's agent, with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

          SECTION 11. REPORTS. USTB will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, except as provided in Section 9 hereof, USTB shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

          SECTION 12. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by USTB under this Agreement are the property of USTB. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

          SECTION 13. RETURN OF RECORDS. USTB may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain USTB' files, records and documents created and maintained by USTB pursuant to this Agreement which are no longer needed by USTB in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by USTB for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

          SECTION 14. BANK ACCOUNTS. The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that USTB may perform the services required to be performed hereunder. To the extent that the performance of such services shall require USTB directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for USTB to effect such disbursements.

          SECTION 15. REPRESENTATIONS OF THE TRUST. The Trust certifies to USTB that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          SECTION 16. REPRESENTATIONS OF USTB. USTB represents and warrants that: (a) USTB has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which USTB has implemented with regard to safekeeping from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Trust and USTB' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

          SECTION 17. INSURANCE. USTB shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. USTB shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by USTB under its insurance coverage.

         SECTION 18. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS. The Trust has furnished to USTB the following:

         (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

         (b)      Copies of the following documents:

                  1.       The Trust's By-Laws and any amendments thereto;

                  2. certified copies of resolutions of the Board of Trustees covering the following matters:

                            a. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization of specified officers of the Trust to instruct USTB hereunder; and

                            b. Authorization of USTB to act as Transfer Agent for the Trust on behalf of the Funds.

         (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct USTB in all matters.

         (d) Two copies of the following (if such documents are employed by the Trust):

                  1.       Prospectuses and Statements of Additional
                           Information;

                  2.       Distribution Agreement; and

                  3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of USTB' appointment as Transfer Agent (or as of the date on which USTB' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         SECTION 19. INFORMATION FURNISHED BY USTB. USTB has furnished to the Trust the following:

         (a)      USTB' Articles of Incorporation.

         (b)      USTB' Bylaws and any amendments thereto.

         (c) Certified copies of actions of USTB covering the following matters:

                  1. Approval of this Agreement, and authorization of a specified officer of USTB to execute and deliver this Agreement;

                  2. Authorization of USTB to act as Transfer Agent for the Trust.

         (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 of the Exchange Act.

          SECTION 20. AMENDMENTS TO DOCUMENTS. The Trust shall furnish USTB written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by USTB in providing the services agreed to hereunder or which amendment might affect the duties of USTB hereunder unless the Trust first obtains USTB' approval of such amendments or changes.

          SECTION 21. RELIANCE ON AMENDMENTS. USTB may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless USTB from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of USTB in reasonable reliance upon such amendments and/or changes. Although USTB is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, USTB shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains USTB' written consent to and approval of such amendments or changes.

          SECTION 22. COMPLIANCE WITH LAW. Except for the obligations of USTB set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. USTB shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

          SECTION 23. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          SECTION 24. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          SECTION 25. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect USTB' right to appoint a Sub-transfer Agent pursuant to
Section 1 hereof.

          SECTION 26. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

          SECTION 27. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. The Coventry Group is a business trust organized under the laws of the Commonwealth of Massachusetts and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Coventry Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

USTB FUND SERVICES, INC.                     THE COVENTRY GROUP



By:_____________________                     By:______________________

Name:___________________                     Name:____________________

Title:__________________                     Title:___________________

                                                           Dated: March 23, 1999


                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                            USTB FUND SERVICES, INC.
                                 MARCH 23, 1999

                       Name of Fund
                       ------------

Boston Trust Balanced Fund

Boston Trust Equity Fund

Walden Social Balanced Fund

Walden Social Equity Fund


                                        THE COVENTRY GROUP



                                        By:______________________

                                        Name:____________________

                                        Title:___________________


                                        UNITED STATES TRUST COMPANY OF
                                        BOSTON



                                        By:______________________

                                        Name:____________________

                                        Title:___________________

                                   SCHEDULE B
                                   ----------

                            TRANSFER AGENCY SERVICES
                            ------------------------

1.       SHAREHOLDER TRANSACTIONS
         ------------------------

         a.       Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10 under the Exchange Act.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares through dividend reinvestment.

2.       SHAREHOLDER INFORMATION SERVICES
         --------------------------------

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders.

3.       COMPLIANCE REPORTING
         --------------------

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Funds are registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       DEALER/LOAD PROCESSING (IF APPLICABLE)
         --------------------------------------

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchases of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       SHAREHOLDER ACCOUNT MAINTENANCE
         -------------------------------

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d.       Maintain account documentation files for each shareholder.

                                                            Date: March 23, 1999

                                   SCHEDULE C
                                   ----------

                                      FEES
                                      ----

                                 TRANSFER AGENT:
                                 ---------------

ANNUAL FEES PER FUND:

Annual base fee $18,000, or $1,500 per month.

MULTIPLE CLASSES OF SHARES:

Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

ADDITIONAL SERVICES:

Additional services such as IRA processing are subject to additional fees which will be quoted upon request. Programming costs or data base management fees for special reports or specialized processing will be quoted upon request.

OUT OF POCKET CHARGES:

Out-of-pocket costs, including postage, Tymnet charges, statement/confirm paper and forms, and microfiche, will be added to the transfer agent fees.

                                         THE COVENTRY GROUP


                                         By:____________________

                                         Name:__________________

                                         Title:_________________


                                         UNITED STATES TRUST COMPANY OF BOSTON


                                         By:____________________

                                         Name:__________________

                                         Title:_________________

                                   SCHEDULE D
                                   ----------



                                     REPORTS
                                     -------


I.        Daily Shareholder Activity Journal

II.       Daily Fund Activity Summary Report

          A.       Beginning Balance

          B.       Dealer Transactions

          C.       Shareholder Transactions

          D.       Reinvested Dividends

          E.       Exchanges

          F.       Adjustments

          G.       Ending Balance

III.      Daily Wire and Check Registers

IV.       Monthly Dealer Processing Reports

V.        Monthly Dividend Reports

VI.       Sales Data Reports for Blue Sky Registration

VII. Annual report by independent public accountants concerning USTB' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Exchange Act.